Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Arcadium Lithium plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)
Equity	Ordinary Shares, par value $1.00 per share (“Ordinary Shares”)	457(c) and 457(h)	2,400,000 (2)	$6.89 (4)	$16,536,000	0.0001476	$2,440.71
Debt	Deferred Compensation Obligations	457(c) and 457(h)	$15,000,000(3)	100%	$15,000,000	0.0001476	$2,214.00
Total Offering Amounts					$31,536,000		$4,654.71
Total Fee Offsets							--
Net Fee Due							$4,654.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of ordinary shares (“Ordinary Shares”) of Arcadium Lithium plc (the “Registrant”) registered hereunder includes an indeterminable number of shares of Ordinary Shares that become issuable by reason of any share dividend, share split or other similar transaction.
(2)	Represents Ordinary Shares reserved for issuance under the Livent Nonqualified Savings Plan (the “Livent NQ Savings Plan”).
(3)	Represents unsecured obligations of the Registrant to pay deferred compensation from time to time in the future in accordance with the terms of the Livent NQ Savings Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on $6.89, which is the average of the high and low prices per Ordinary Share on the New York Stock Exchange on January 4, 2024.
(5)	Rounded up to the nearest penny.